Exhibit 99.1

News Announcement

Conference Call:

Today, April 25, 2006 at 9:00 a.m. EDT

Dial-in numbers:

212/271-4601 or 415/247-8537

Webcast:

www.pngaming.com

Replay information provided below

CONTACT:

William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS FIRST QUARTER DILUTED EPS OF $0.49,
INCLUSIVE OF $0.11 PER SHARE IN CHARGES FOR EARLY

EXTINGUISHMENT OF DEBT AND STOCK COMPENSATION

- EBITDA Rises 128% to $164.8 Million -

- Establishes 2006 Second Quarter Guidance and Updates Full Year Guidance -

Wyomissing, Penn., (April 25, 2006) — Penn National Gaming, Inc. (PENN: Nasdaq) today reported record first quarter operating results for the period ended March 31, 2006, as summarized below:

Summary of First Quarter Results

	Three Months Ended
	March 31,
(in millions)		2006 Guidance
(except per share data)	2006 Actual	(2)	2005 Actual
Net revenues	$569.2	$555.1	$289.3
EBITDA (1)	164.8	155.2	72.2
Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, charges for stock compensation and other expenses	(122.8)	(117.7)	(55.9)
Net income from continuing operations	42.0	37.5	16.3
Loss from discontinued operations	—	—	(0.5)
Net income	$42.0	$37.5	$15.8
Per share data
Diluted earnings per share from continuing operations	$0.49	$0.43	$0.19
Diluted earnings per share	$0.49	$0.43	$0.19

(1)          EBITDA is income from continuing operations excluding charges for stock compensation, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of earnings from joint venture. A reconciliation of net income per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as income from continuing operations per GAAP to EBITDA is included in the accompanying financial schedules.

-more-

(2)          The figures in this column present the guidance Penn National Gaming provided on February 15, 2006 for the first quarter ended March 31, 2006.

In the period ended March 31, 2006, Penn National Gaming recorded two items that had the net effect of reducing both diluted earnings per share from continuing operations and diluted earnings per share by $0.11 in the first quarter. The table below summarizes these items:

	Three Months Ended
	March 31,
	2006 Actual	2006 Guidance	2005 Actual
Diluted earnings per share from continuing operations	$0.49	$0.43	$0.19
Charge for early extinguishment of debt	0.07	0.07	0.12
Charge for stock compensation	0.04	0.03	—
Diluted earnings per share before charges for early extinguishment of debt and stock compensation	$0.60	$0.53	$0.31

Commenting on the results, Peter M. Carlino, Chairman and Chief Executive Officer of Penn National said,  “Our record 2006 first quarter operating results surpassed the financial guidance provided when we reported the 2005 fourth quarter. Excluding the two hurricane damaged casinos and Bullwhackers, all of Penn National’s casinos posted EBITDA gains that ranged from 8% to 89% on a year-over-year basis. In addition to the ‘same property’ improvements, Hollywood Slots at Bangor made its first full quarter of contributions since opening last November.

“There are several recent developments related to our ongoing growth, expansion and the re-opening of our Gulf Coast properties. First, the Hollywood Slots - Bangor temporary facility is already generating attractive annualized EBITDA returns and continues to grow patronage and play resulting in four consecutive months of EBITDA gains since opening last November. We look forward to announcing details of the permanent facility shortly.

“It has been a corporate priority to return Boomtown Biloxi and Casino Magic - Bay St. Louis, our gaming facilities that have been closed following damage from Hurricane Katrina, to operation as soon as possible. Through the efforts of our redevelopment teams, we are planning to re-open the Boomtown Biloxi Casino in the third quarter and Casino Magic - Bay St. Louis in the fall.

“In Biloxi, upon re-opening, patrons will experience an all-new, re-modeled interior with the same local accents they have come to expect from the property. Casino Magic will initially re-open with an approximate 30,000 square foot temporary casino in the property’s former hotel lobby, which will be replaced in the future by a permanent land-based casino. In addition, the damaged areas of the existing 290-room hotel tower will have been completely refurbished and the hotel will begin to accept reservations shortly. Boomtown Biloxi will feature approximately 1,100 slot machines and approximately 22 table games while Casino Magic will offer approximately 1,270 slot machines and approximately 20 table games. Penn National Gaming will soon begin recruiting programs and hosting job fairs and we look forward to welcoming back to work many of the employees who were responsible for the success of these properties prior to the hurricane.

“The timetables of our other development projects including Hollywood Casino at Penn National; Charles Town’s casino, parking and food and beverage expansions; the hotel at Argosy Casino Riverside; and the Argosy Casino Lawrenceburg barge and parking project, remain on track with our previously announced timetables. In preparation for the construction of the integrated racing and slots facility at Penn National Race Course, we recently closed the aging grandstand and clubhouse, which we plan to raze near the end of the second quarter. Last week, we opened The Paddock Club, a new 24,000-square-foot temporary facility offering pari-mutuel wagering, food and beverage services, more than 250 television monitors, administrative offices, and facilities for jockeys. At Argosy Casino Riverside, progress on the 258-room hotel is advancing and a ‘topping off’ ceremony took place last week signifying the completion of the core external structure. In each development and expansion project we remain focused on upgrading the entertainment experience for patrons while deriving attractive economic returns on capital for Penn National and its shareholders.

“With the ownership of Raceway Park in Ohio, Penn National Gaming recently agreed to provide funding to support a referendum on the November 2006 ballot that would authorize up to 5,000 slot machines at each of Ohio’s seven existing racetracks. Beyond additional employment and taxes in the state, one of the major benefits of this proposal is that the constitutional amendment, if passed, will eventually provide every high school graduate in Ohio the opportunity to earn free college tuition. Penn National’s efforts and funding of this referendum will reduce our earnings on a short-term basis, as reflected in our full-year guidance.

“During the quarter we completed the redemption of the $175 million of Penn National’s outstanding 8 -7/8% Senior Subordinated Notes. The redemption was funded with available cash and borrowings under our revolving credit facility and will result in lower levels of debt service going forward. In addition, the Company recently entered into $300 million of new interest rate swap agreements, which brings our swapped portion of LIBOR rate debt to $1.3 billion, with an effective LIBOR rate of 4.90% and a 175 basis point spread. With these new swap agreements, Penn National has taken additional action intended to manage a portion of the interest rate risk associated with its outstanding indebtedness.

“Penn National Gaming started 2006 with exceptional operating results and based on the continued positive trends at our properties and diversified, staggered development pipeline, we are confident in our growth prospects not only for the remainder of 2006 but for several years to come.”

Development and Expansion Projects

The table below outlines Penn National Gaming’s current pipeline of new or expanded facilities:

			Amount
			Expended
	New	Planned	through	Expected
	Gaming	Total	March 31,	Opening
Project/Scope	Positions	Budget	2006	Date
		(in millions)
Hollywood Casino at Penn National (PA) - Building an integrated racing and gaming facility. Budget includes a $50 million license fee and the purchase of an initial 2,000 slot machines (with the ability to add 1,000 additional machines), a 2,500 space parking garage and several restaurants.	2,000	$262	$16.9

Construction and payment of license fee will commence upon the issuance of a gaming license from the Pennsylvania Gaming Control Board. It is estimated that construction for the building to open will take approximately 13 months

Hollywood Slots at Bangor (ME) - Building a permanent facility, which will include a 1,500 slot facility, 1,000 slot machines, a 1,500 space parking garage, several restaurants and an off-track wagering facility. Inclusive of the initial $51 million purchase price, $68 million was spent in 2005 for a 475-slot temporary facility that opened in November 2005.	525	$71	$1.2	2Q ‘08

Charles Town (WV) - Casino expansion, including 400-seat buffet, hotel, the addition of 2,500 parking spaces, road and infrastructure improvements and a 65,000 square foot expansion of the gaming floor. Gaming space will be finished in two phases: the first phase will be completed in the firs t quarter of 2007, and will allow for 800 more gaming machines, and the second phase will provide capacity for an additional 1,000 gaming machines.	800	$127	$34.1	Buffet and parking 3Q ‘06; first phase of gaming space 1Q ‘07

Argosy Casino Riverside (MO) - Construction of 258-room hotel.	—	$66	$13.6	Hotel 2Q ‘07

Argosy Casino Lawrenceburg (IN) - New two-level 250,000 square foot gaming barge, an additional 1,500 space parking garage and road and infrastructure improvements. The gaming barge will allow 4,000 positions on one level and the inclusion of restaurants and other amenities on the gaming barge.	1,200	$266	$30.9	Parking facility Q2 ’07; gaming facility 2Q ‘08

Financial Guidance

The following table sets forth current guidance targets for continuing operations for the 2006 second quarter and full year based on the following:

•                  Boomtown Biloxi will re-open during the third quarter of 2006;

•                  Casino Magic - Bay St. Louis will re-open during the fall of 2006;

•                  The repair of Boomtown Biloxi and Casino Magic - Bay St. Louis and are assumed to be completely funded through insurance recoveries;

•                  Although Penn National Gaming will receive business interruption insurance proceeds resulting from the hurricane damage incurred at Boomtown Biloxi and Casino Magic - Bay St. Louis, the Company cannot presently determine the amount or the timing of such payments and as such these proceeds are excluded from guidance;

•                  The results of Empress Casino Joliet are included in continuing operations as the accounting standards for treating properties as “assets held for sale” will not be met in 2006 and as such the results from the property are included in our 2006 second quarter and full year guidance;

•                  Casino Rouge results have improved significantly as a result of the after effects of Hurricane Katrina and although we are projecting second quarter 2006 results based on current information and trends, the remaining quarters in 2006 are less predictable given the planned opening of other properties in nearby markets. As such, the full year 2006 guidance assumes Casino Rouge’s results will approximate those of 2005;

•                  Anticipated 2006 results include a pre-tax non-cash charge for stock compensation of $20.8 million, ($14.6 million, or $0.17 per share, net of taxes);

•                  Anticipated second quarter and full year 2006 results include our expected expenses for supporting the November 2006 referendum in Ohio, which are not deductible for tax purposes;

•                  The Company will have approximately 86.6 million diluted shares outstanding as of December 31, 2006;

•                  The effective tax rate for federal, state and local income taxes for 2006 will be 41.5%, which reflects the impact of better operating results in jurisdictions with higher state income tax and the non-deductibility of political lobbying expenses; and,

•                  There will be no material changes in economic conditions, applicable legislation or regulation, world events, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

Financial Guidance, continued

	Three Months Ended		Full Year Ended
	June 30, 2006	June 30, 2005	2006 Revised	2006 Prior	2005
(in millions, except per share data)	Guidance	Actual	Guidance	Guidance	Actual
Net revenues	$557.6	$304.2	$2,282.9	$2,224.7	$1,412.5
EBITDA (1)	151.4	78.6	617.3	601.9	373.3
Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(107.3)	(46.3)	(438.9)	(425.9)	(241.1)
Net income from continuing operations before charge for early extinguishment of debt, charge for stock compensation, hurricane expense, settlement charges and impairment charge for Penn National grandstand	44.1	32.3	178.4	176.0	132.2
Charge for early extinguishment of debt, net of tax	—	(0.6)	(6.5)	(6.2)	(11.7)
Charge for stock compensation, net of tax	(3.7)	—	(14.6)	(12.1)	—
Hurricane expense, net of tax	—	—	—	—	(13.7)
Settlement charges, net of tax	—	(16.8)	—	—	(16.8)
Impairment charge for Penn National grandstand, net of tax	—	—	—	—	(2.8)
Net income from continuing operations GAAP	$40.4	$14.9	$157.3	$157.7	$87.2
Diluted earnings per share before charge for early extinguishment of debt, charge for stock compensation, hurricane expense, settlement charges, and impairment charge for Penn National grandstand	$0.51	$0.38	$2.06	$2.00	$1.55
EPS impact of charge for early extinguishment of debt, charge for stock compensation, hurricane expense, settlement charges, and impairment charge for Penn National grandstand	(0.04)	(0.21)	(0.24)	(0.21)	(0.53)
Diluted earnings per share from continuing operations	$0.47	$0.17	$1.82	$1.79	$1.02

(1)          EBITDA is income from continuing operations excluding charges for stock compensation, hurricane expenses, settlement charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of earnings from joint venture.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information - Continuing Operations

(in thousands) (unaudited)

	NET REVENUES		EBITDA (1)
	Three Months Ended March 31,		Three Months Ended March 31,
	2006	2005	2006	2005
Charles Town Entertainment Complex	$116,940	$103,234	$34,149	$29,429
Argosy Casino Lawrenceburg	123,617	—	40,759	—
Hollywood Casino Aurora	66,644	56,701	21,399	16,238
Empress Casino Hotel	64,298	—	17,521	—
Argosy Casino Riverside	41,607	—	13,158	—
Casino Rouge	45,749	30,688	21,069	11,145
Argosy Casino Alton	31,188	—	8,183	—
Hollywood Casino Tunica	28,871	28,323	7,926	6,186
Casino Magic-Bay St. Louis (2)	22	26,779	—	5,717
Argosy Casino Sioux City	14,631	—	4,718	—
Boomtown Biloxi (2)	—	18,386	—	4,819
Hollywood Slots at Bangor	8,710	—	2,194	(62)
Bullwhackers	7,472	7,853	626	843
Casino Rama management service contract	4,387	4,067	4,068	3,768
Pennsylvania Racing Operations	13,087	13,275	917	1,326
Raceway Park	2,020	—	21	—
Earnings from Pennwood Racing, Inc.	—	—	413	343
Corporate overhead	—	—	(12,306)	(7,579)
Total	$569,243	$289,306	$164,815	$72,173

(1)          EBITDA is income from continuing operations excluding charges for stock compensation, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of earnings from joint venture. A reconciliation of net income per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as income from continuing operations per GAAP to EBITDA is included in the accompanying financial schedules.

(2)          Casino Magic - Bay St. Louis and Boomtown Biloxi were closed effective August 28, 2005 due to hurricane damage.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information - Continuing Operations

(in thousands) (unaudited)

Reconciliation of EBITDA to Net Income (GAAP)

	Three Months Ended
	March 31,
	2006	2005
Total EBITDA	$164,815	$72,173
Earnings from joint venture	(413)	(343)
Depreciation and amortization	(29,718)	(15,495)
Charge for stock compensation	(4,911)	—
Loss on disposals	(872)	(36)
Income from continuing operations	$128,901	$56,299
Interest expense	(48,429)	(16,503)
Interest income	903	1,293
Earnings from joint venture	413	343
Other	(110)	(21)
Loss on early extinguishment of debt	(10,022)	(15,805)
Taxes on income	(29,673)	(9,352)
Net income from continuing operations	$41,983	$16,254
Loss from discontinued operations, net of taxes	—	(452)
Net income	$41,983	$15,802

Reconciliation of Income from Continuing Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Three Months Ended March 31, 2006

	Income				Earnings
	from	Charges for	Depreciation	(Gain)/loss	from
	continuing	stock	and	on disposal of	joint
	operations	compensation	amortization	assets	venture	EBITDA
Charles Town Entertainment Complex	$29,490	$—	$4,657	$2	$—	$34,149
Argosy Casino Lawrenceburg	36,146	—	4,635	(22)	—	40,759
Hollywood Casino Aurora	19,215	—	2,184	—	—	21,399
Empress Casino Hotel	13,399	—	4,113	9	—	17,521
Argosy Casino Riverside	10,234	—	2,887	37	—	13,158
Casino Rouge	18,117	—	2,110	842	—	21,069
Argosy Casino Alton	5,441	—	2,742	—	—	8,183
Hollywood Casino Tunica	5,831	—	2,094	1	—	7,926
Casino Magic-Bay St.Louis (1)	(156)	—	156	—	—	—
Argosy Casino Sioux City	3,827	—	888	3	—	4,718
Boomtown Biloxi (1)	—	—	—	—	—	—
Hollywood Slots at Bangor	1,333	—	861	—	—	2,194
Bullwhackers	106	—	520	—	—	626
Casino Rama management service contract	4,068	—	—	—	—	4,068
Pennsylvania Racing Operations	645	—	272	—	—	917
Raceway Park	21	—	—	—	—	21
Earnings from Pennwood Racing, Inc.	—	—	—	—	413	413
Corporate overhead	(18,816)	4,911	1,599	—	—	(12,306)
Total	$128,901	$4,911	$29,718	$872	$413	$164,815

(1)          Income from continuing operations and EBITDA for the three months ended March 31, 2006 reflects the closure of Casino Magic - Bay St. Louis and Boomtown Biloxi, which incurred extensive hurricane damage in August 2005.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Three Months Ended March 31, 2005

	Income	Settlement			Earnings
	from	costs and	Depreciation	(Gain)/loss	from
	continuing	hurricane	and	on disposal of	joint
	operations	expense	amortization	assets	venture	EBITDA
Charles Town Entertainment Complex	$25,281	$—	$4,129	19$	$—	$29,429
Argosy Casino Lawrenceburg	—	—	—	—	—	—
Hollywood Casino Aurora	13,821	—	2,417	—	—	16,238
Empress Casino Hotel	—	—	—	—	—	—
Argosy Casino Riverside	—	—	—	—	—	—
Casino Rouge	9,332	—	1,916	(103)	—	11,145
Argosy Casino Alton	—	—	—	—	—	—
Hollywood Casino Tunica	4,123	—	2,063	—	—	6,186
Casino Magic-Bay St. Louis (1)	3,382	—	2,313	22	—	5,717
Argosy Casino Sioux City	—	—	—	—	—	—
Boomtown Biloxi (1)	3,697	—	1,036	86	—	4,819
Hollywood Slots at Bangor	(106)	—	44	—	—	(62)
Bullwhackers	376	—	455	12	—	843
Casino Rama management service contract	3,768	—	—	—	—	3,768
Pennsylvania Racing Operations	965	—	361	—	—	1,326
Raceway Park	—	—	—	—	—	—
Earnings from Pennwood Racing, Inc.	—	—	—	—	343	343
Corporate overhead	(8,340)	—	761	—	—	(7,579)
Total	$56,299	$—	$15,495	$36	$343	$72,173

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
(in thousands, except per share data) (unaudited)

	For the Three Months
	Ended March 31,
	2006	2005

Revenues:
Gaming	$524,891	$253,051
Racing	13,567	11,793
Management service fee	4,387	4,067
Food, beverage and other	52,568	37,280
Gross revenues	595,413	306,191
Less promotional allowances	(26,170)	(16,885)
Net revenues	569,243	289,306

Operating expenses:
Gaming	277,185	138,609
Racing	10,071	8,842
Food, beverage and other	48,357	23,848
General and administrative	75,011	46,213
Depreciation and amortization	29,718	15,495
Total operating expenses	440,342	233,007
Income from continuing operations	128,901	56,299

Other income (expenses):
Interest expense	(48,429)	(16,503)
Interest income	903	1,293
Earnings from joint venture	413	343
Other	(110)	(21)
Loss on early extinguishment of debt	(10,022)	(15,805)
Total other income (expenses)	(57,245)	(30,693)

Income from continuing operations before income taxes	71,656	25,606
Taxes on income	29,673	9,352
Net income from continuing operations	41,983	16,254

Loss from discontinued operations	—	(452)
Net income	$41,983	$15,802

Earnings (loss) per share-Basic
Income from continuing operations	$0.50	$0.20
Discontinued operations, net of tax	—	(0.01)
Basic earnings per share	$0.50	$0.19

Earnings (loss) per share-Diluted
Income from continuing operations	$0.49	$0.19
Discontinued operations, net of tax	—	—
Diluted earnings per share	$0.49	$0.19

Weighted average shares outstanding

Basic	83,646	82,198
Diluted	86,044	85,390

Argosy Gaming Company - Results for the Three Months Ended March 31, 2006 and 2005

On October 3, 2005, Penn National Gaming completed the acquisition of Argosy Gaming Company with the transaction treated for accounting purposes as effective October 1, 2005. The table below summarizes the operating performance of the Argosy Gaming Company properties during the three month periods ended March 31, 2006 and 2005. Although Penn National Gaming did not own Argosy Gaming Company during the three month period ended March 31, 2005, the Company believes this data is useful to investors in considering the value this transaction brings to Penn National. As previously disclosed, Penn National Gaming completed the sale of Argosy Casino-Baton Rouge on October 25, 2005 and is currently required by the Illinois Gaming Board to reach a definitive sales agreement for the Empress Casino Hotel by June 30, 2008.

The revenues presented below differ by nominal amounts from that reported by Argosy as Penn National’s methodology for revenue accounting differs from Argosy’s primarily related to cash coupons. Investors should also be aware that Argosy previously included (gain)/loss on disposal of assets in EBITDA while Penn National does not; the results below are furnished based on Penn National’s methodology.

	NET REVENUES		EBITDA (1)
	(in thousands)		(in thousands)
	Three Months Ended March 31,		Three Months Ended March 31,
	2006	2005	2006	2005
Argosy Casino Lawrenceburg	$123,617	$114,964	$40,759	$36,913
Empress Casino Hotel	64,298	57,549	17,521	12,870
Argosy Casino Riverside	41,607	40,916	13,158	11,840
Argosy Casino Alton	31,188	28,629	8,183	6,208
Argosy Casino Sioux City	14,631	13,861	4,718	4,233
Raceway Park	2,020	—	21	—

(1)          EBITDA is income from continuing operations excluding charges for stock compensation, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of earnings from joint venture. A reconciliation of income from operations per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA is included in the accompanying financial schedules.

ARGOSY GAMING COMPANY

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Three Months Ended March 31, 2005

Reconciliation of Income from Operations (GAAP) to Adjusted EBITDA

	Income	Depreciation		(Gain)/loss
	from	and		on disposal	Adjusted
	operations	amortization	EBITDA (1)	of assets	EBITDA (2)
Argos y Casino Lawrenceburg	$33,212	$3,701	$36,913	$—	$36,913
Empress Casino Hotel	10,537	2,346	12,883	(13)	12,870
Argos y Casino Riverside	7,925	3,915	11,840	—	11,840
Argos y Casino Alton	4,574	1,634	6,208	—	6,208
Argos y Casino Sioux City	3,264	972	4,236	(3)	4,233

(1)          EBITDA is income from continuing operations excluding charges for stock compensation, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of earnings from joint venture.

(2)          Adjusted EBITDA excludes gain/loss on disposal of assets.

Reconciliation of Non-GAAP Measures to GAAP

EBITDA, or earnings before interest, taxes, depreciation and amortization, charges for stock compensation, loss on change in fair value of interest rate swaps and gain/loss on disposal of assets and inclusive of earnings from joint venture, is not a measure of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry. In addition, management uses EBITDA as the primary measure of the operating performance of its properties, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Diluted earnings per share before charges for early extinguishment of debt and stock compensation is presented solely as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income per share per GAAP. A reconciliation of the Company’s EBITDA to net income per GAAP, as well as the Company’s EBITDA to income from continuing operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each property’s EBITDA to income from operations is included in the financial schedules herein. On a property level, EBITDA is reconciled to income from continuing operations per GAAP, rather than net income per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s various properties on a property-by-property basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s individual properties and is consistent with the reporting of other gaming companies.

Penn National is hosting a conference call and simultaneous webcast at 9:00 am EDT today, both of which are open to the general public. The conference call number is 212/271-4601 or 415/247-8537; please call five minutes in advance to ensure that you are connected prior to the presentation. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.

Following its completion, a replay of the call can be accessed until May 9, 2006, by dialing 800/633-8284 or 415/247-8537 (international callers). The access code for the replay is 21290101. A replay of the call can also be accessed for thirty days on the Internet at www.pngaming.com. This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “News” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns and operates casino and horse racing facilities with a focus on slot machine entertainment. The Company presently operates sixteen facilities in thirteen jurisdictions including Colorado, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, Ohio, Pennsylvania, West Virginia, and Ontario. In aggregate, Penn National’s facilities feature over 18,600 slot machines, nearly 400 table games, almost 1,200 hotel rooms and approximately 565,000 square feet of gaming floor space. The property statistics in this paragraph exclude the Company’s Casino Magic - Bay St. Louis, in Bay St. Louis, Mississippi and the Boomtown Biloxi casino in Biloxi, Mississippi, which following extensive damage incurred as a result of Hurricane Katrina, are expected to re-open later this year.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary materially from expectations. Penn describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005.  Meaningful factors which could cause actual results to differ from expectations described in this press release include, but are not limited to, the opportunity to assess more fully the hurricane damage incurred at two properties and the ability of the Company to recover losses under its insurance policies for that damage; the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in the jurisdictions in which we do business; our ability to successfully integrate the operations of Argosy Gaming Company; the activities of our competitors; increases in our effective rate of taxation at any of our properties or at the corporate level; successful completion of capital projects at our gaming and pari-mutuel facilities; the existence of attractive acquisition candidates and the costs and risks involved in the pursuit of those acquisitions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses (including without limitation an operators’ license in Pennsylvania); delays in the process of finalizing gaming regulations and the establishment of related governmental infrastructure in Pennsylvania; the maintenance of agreements with our horsemen and pari-mutuel clerks; our dependence on key personnel; the impact of terrorism and other international hostilities and the availability and cost of financing and other factors as discussed in the Company’s filings with the United States Securities and Exchange Commission. Furthermore, the Company does not intend to update publicly any forward-looking statements except as required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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